COLUMBUS BANK AND TRUST®

MEMBER FDIC

May 27, 2008

RE: United Insurance Management investment account covenant waiver

Mr. Don Cronin
United Insurance Management, LC
700 Central Avenue Suite 302
St. Petersburg, FL 33701

Dear Mr. Cronin,

Please accept this letter as evidence that Columbus Bank and Trust Co. (CB&T) has waived the following covenant related to United Insurance Management, LC and loan 165127466-10:

> *Borrowers shall remit for deposit to the Investment Account at Bank, on a monthly basis not later than the 20th day of each month, one hundred percent (100%) of all Excess Cash Flow calculated for the preceding month, excluding exceptional or extraordinary working capital needs in amounts approved by Bank. The Investment Account must have a minimum balance therein in the amount of $10,000,000 not later than August 30, 2007, and until such time as the Loan has been paid in full, such Investment Account shall have a minimum balance of the lesser of $10,000,000 or the unpaid principal balance of the Note.*

All other covenants will remain effective. Should you have any questions, please do not hesitate to call me at (706) 649-5242.

Sincerely,

Neill B. Hatcher
Senior Vice President
Corporate Banking
Columbus Bank & Trust Co.

COLUMBUS BANK AND TRUST®

MEMBER FDIC

May 27, 2008

RE: United Insurance Management investment account covenant waiver

Mr. Don Cronin
United Insurance Management, LC
700 Central Avenue Suite 302
St. Petersburg, FL 33701

Dear Mr. Cronin,

Please accept this letter as evidence that Columbus Bank and Trust Co. (CB&T) has waived the following covenant related to United Insurance Management, LC and loan 165127466-10:

Borrowers shall at all times maintain two (2) Investment Accounts with Lender-Investment Account "A" and Investment Account "B" in which Bank shall maintain a first position security interest. Investment Account "A" must have a minimum balance therein in the amount of $10,000,000 not later than August 30, 2007 and until such time as the Loan has been paid in full, such Investment Account "A" shall have a minimum balance of the lesser of $10,000,000 or the unpaid principal balance of the Note. Investment Account "B" must have a minimum balance therein in the amount of $3,000,000. On or before November 30, 2008 Bank may release all or a portion of the $3,000,000 held in Investment Account B, if Bank determines , in its sole discretion that there has been no significant storm activity in Florida and bank's collateral position will note be jeopardized by such release.

All other covenants will remain effective. Should you have any questions, please do not hesitate to call me at (706) 644-2707.

Sincerely,

Jason Gaylor
Vice President
Corporate Banking
Columbus Bank & Trust Co.

FIRST MODIFICATION AGREEMENT

GEORGIA, MUSCOGEE COUNTY

THIS FIRST MODIFICATION AGREEMENT, made and entered into as of the 13 day of March, 2008 (this "Agreement"), to the Existing Loan Agreement (as defined below) and certain other Loan Documents is made by and among **COLUMBUS BANK AND TRUST COMPANY**, a Georgia banking corporation ("Bank") and **UNITED INSURANCE HOLDINGS L.C.** a Florida limited liability company ("Holdings"), and **UNITED INSURANCE MANAGEMENT L.C.** a Florida limited liability company ("Management"), said Holdings and Management being hereinafter sometimes referred to individually as "Borrower" and collectively as "Borrowers" (Terms not defined herein have the meanings assigned to them in the Loan Agreement (as defined below).

WITNESSETH THAT:

WHEREAS, the Borrowers, and the Bank are parties to the Loan Agreement, dated as of February 8, 2007 the "Existing Loan Agreement", and as amended by this Agreement and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the "Loan Agreement"); and

WHEREAS, the Borrowers and Bank are all parties to Term Promissory Note, dated as of February 8, 2007 (the "Existing Note", and as amended by this Agreement and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the "Note "); and

WHEREAS, the Borrowers and Bank are parties to a Pledge and Security Agreement , dated as of February 8, 2007 (the "Existing Pledge Agreement", and as amended by this Agreement and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the "Pledge Agreement"); and

WHEREAS, the Borrowers and Bank are each parties to separate Security Agreements , each being dated as of February 8, 2007 (collectively the "Existing Security Agreements", and as amended by this Agreement and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the "Security Agreements"); and

WHEREAS, the Borrower has requested and the Bank is willing, on the terms and subject to the conditions hereof, to modify the Existing Loan Agreement, the Existing Note and certain other Loan Documents as specifically set forth below, and generally as follows: (i) to remove the "Excess Cash Flow" sweep provision of the Original Loan Agreement, (ii) reduce the Original Note's "Applicable Interest Rate" interest rate to 300 basis points above LIBOR, (iii) add a second Investment Account to have a minimum balance of $3,000,000, and (iv) to provide for a modification fee of $110,000.

WHEREAS, Borrowers acknowledge that the modifications effected herein will be of direct and substantial benefit to each Borrower; and

NOW, THEREFORE, for and in consideration of the foregoing benefits and the sum of One Hundred and Ten Thousand Dollars ($110,000.00) Dollars in hand paid by Borrower to Lender, , the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree that:

1. Modification of Loan Documents. Effective on the date hereof, the provisions of the Loan Documents referred to below are hereby amended in accordance with this Paragraph 1. Except as expressly so amended, the Loan Documents shall continue in full force and effect in accordance with their respective terms.

a. Existing Loan Agreement.

(i) Paragraph 2(a)(3) of the Existing Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

> "All deposits, whether general or special, time or demand, provisional or final, held by Bank to or for the credit or the account of either Borrower as permitted by applicable law, including those certain Investment Accounts know as "Investment Account "A" and "Investment Account B" at Bank into which Borrowers have committed to maintain minimum balances of $10,000,000 and $3,000,000 respectively as provided in paragraph 4(z)(2)(ii) below"

(ii) Paragraph 4(z)(1)(ii) of the Existing Loan Agreement defining "Excess Cash Flow" is hereby deleted in its entirety.

(iii) Paragraph 4(z)(2)(ii) of the Existing Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

> "Borrowers shall at all times maintain two (2) Investment Accounts with Lender- "Investment Account "A" and "Investment Account "B" in which Bank shall maintain a first position security interest. Investment Account "A" must have a minimum balance therein in the amount of $10,000,000 not later than August 30, 2007 and until such time as the Loan has been paid in full, such Investment Account "A" shall have a minimum balance of the lesser of $10,000,000 or the unpaid principal balance of the Note.
> Investment Account "B" must have a minimum balance therein in the amount of $3,000,000. On or before November 30, 2008 Bank may release all or a portion of the $3,000,000 held in Investment Account B, if Bank determines, in its sole discretion that there has been no significant storm activity in Florida and Bank's collateral position will not be jeopardized by such release."

(iv) Paragraph 4(z)(2)(iv) of the Existing Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

> "(iv) As long as no Event of Default shall have occurred under the terms of this Agreement, Holdings may distribute to its members on an annual basis an

amount equal to not more than forty percent (40%) of the net income of Management based upon fiscal year end management accounts approved by the managers of Holdings and acceptable to the Bank (the "Tax Distribution"), and fifty percent (50%) of the remaining net income of Management, after deducting the amount of the Tax Distribution (the "Excess Distribution"), subject in all events to the maintenance of the required minimum balance in the Investment Account "A" as described hereinabove. The provisions of this subsection (iv) shall not apply to the special one-time distribution in the amount of Ten Million Dollars ($10,000,000) by Holdings to its members as described hereinabove in this Agreement. Both the Tax Distribution and the Excess Distribution, to the extent permitted to be made hereunder, shall be made during the period of January 15 to March 15 of the fiscal year immediately following the fiscal year for which the net income of Management is being calculated. Borrowers shall submit to Bank a Certificate in the form attached hereto as Exhibit "A" and made a part hereof as the basis upon which Bank may withdraw funds from the Investment Account "A" to distribute to Holdings in an amount equal to the Tax Distribution and the Excess Distribution, such Certificate to be executed by Borrowers' Chief Executive Officer or Chief Financial Officer."

(b) Existing Note

(i) Paragraph 1(a) of the Existing Note Agreement is hereby deleted in its entirety and the following is inserted in its place:

(a) "Applicable Interest Rate" shall mean for each Interest Period (as herein defined) an interest rate per annum equaling three hundred (300) basis points above LIBOR (One Month) as in effect on the last Business Day of the immediately preceding Interest Period. The Applicable Interest Rate for each Interest Period shall be determined in accordance with the terms of this Note on the last Business Day of the immediately preceding Interest Period."

b. Other Loan Documents. The Existing Pledge Agreement, Existing Security Agreement, and all other Loan Documents evidencing or securing the indebtedness outstanding under, or otherwise relating to, the Existing Loan Agreement are hereby modified and amended to the extent necessary to fully evidence and secure the aforesaid modification of the Existing Loan Agreement and the Existing Note Agreement.

2. Ratification. Except as expressly set forth herein, all terms, covenants and provisions of the Existing Loan Agreement, the Existing Note and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms, and Borrowers do hereby expressly ratify and confirm the Loan Agreement, the Note, the Security Agreements and the other Loan Documents (in each case, as amended hereby) and the continuing priority of the Note, Security Agreements and other Loan Documents which secure or relate to payment of same. It is the intent of the parties hereto that this First Modification Agreement shall not constitute a novation

and shall not adversely affect or impair the priority of the afore described Loan Agreement, Note, Security Agreements or of any of the Loan Documents, all of which shall remain a first priority lien and security interest on the property described therein, superior to any other encumbrance.

3. Waiver of Claims. Borrower does hereby waive any claim or defense which it may now have by virtue of this Agreement or any instrument set forth hereunder, and further agree not to raise any such claims or defenses in any civil proceeding or otherwise. Borrower does further hereby for itself, its affiliates, agents, servants, employees, successors, legal representatives, and assigns, forever release, acquit and discharge each Bank and its affiliates, and its and its affiliates' officers, directors, stock holders, agents, servants, employees, successors, legal representatives and assigns of and from any and all claims, demands, debts, actions and causes of actions which they now have against either Bank or any of its affiliates, or any of its or its affiliates' officers, directors, stock holders, agents, servants, employees, legal representatives, heirs and assigns by reason of any act, matter, contract, agreement or thing whatsoever as same may be related to this Agreement or any other Loan Document up to the date hereof.

4. Representations and Warranties; No Default. In order to induce the Lenders to execute and deliver this Agreement, the Borrower hereby represents and warrants to the Lender, on the Amendment Effective Date, after giving effect to this Agreement, all statements set forth in Paragraph 4 of the Loan Agreement are true and correct as of such date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

5. Miscellaneous.

a. This Agreement is a Loan Document executed pursuant to the Existing Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Loan Agreement, as amended hereby.

b. This Agreement may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.

c. **THIS MODIFICATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, AND VENUE SHALL LIE EXCLUSIVELY IN THE APPLICABLE STATE AND FEDERAL COURTS LOCATED IN MUSCOGEE COUNTY,GEORGIA.**

6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, its legal representatives, successors, successors-in-title and assigns.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its authorized officer as of the day and year first above written.

BORROWER:

UNITED INSURANCE HOLDINGS L.C.,

By: [signature]

Title: President & CEO

Attest: Pamela Sue Willis

Title: Staff Accountant

(Corporate Seal)

UNITED INSURANCE HOLDINGS L.C.

By: Nick Att

Title: CFO

Attest: Pamela Sue Willis

Title: Staff Accountant

(Corporate Seal)

[SIGNATURE PAGE FOLLOWS]

LENDER:

COLUMBUS BANK AND TRUST COMPANY

By: [signature]

Title: S.V.P.

Attest: [signature]

Title: S.V.P.

(Corporate Seal)

C0039-4707

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement"), made and entered into this 8th day of February, 2007, by and among COLUMBUS BANK AND TRUST COMPANY, a Georgia banking corporation (the "Bank"), as First Party, UNITED INSURANCE HOLDINGS, L.C., a Florida limited liability company ("Holdings"), and UNITED INSURANCE MANAGEMENT, L.C., a Florida limited liability company ("Management"), said Holdings and Management being hereinafter sometimes referred to individually as "Borrower" and collectively referred to as "Borrowers" or "Second Parties";

WITNESSETH THAT:

WHEREAS, Holdings is a holding company and owns one hundred percent (100%) of the issued and outstanding capital stock of United Property & Casualty Insurance Company, Inc., (the "Insurance Company"), as well as one hundred percent (100%) of the Membership Interests in Management; and

WHEREAS, Borrowers have requested that Bank provide to Borrowers a term loan in the amount of Thirty-three Million Dollars ($33,000,000), to be utilized for the purposes set forth hereinbelow and Bank is willing to extend such credit on the terms hereinafter provided.

For the purpose of inducing Bank to make available the $33,000,000 loan to Borrowers, and in consideration of the commitments herein made by Bank and for the other considerations and mutual agreements of the parties hereinafter expressed, the parties hereby covenant and agree as follows:

1. **THE TERM LOAN.**

(a) The Loan. Bank agrees to make a term loan (the "Loan") in the principal amount of Thirty-Three Million Dollars ($33,000,000) for the purpose of refinancing existing debt of either or both Borrowers to York Enhanced Strategies, LLC and to Bank, to provide working capital to Management and to pay closing costs associated with the Loan.

(b) Restriction on Use of Borrowed Funds. Borrower expressly covenants and agrees that in no event shall any funds borrowed on the Loan be used by Borrower, or made available by Borrower for use by others, for the purpose (whether immediate, incidental or ultimate) of buying or carrying margin stock as contemplated by Regulation U of the Federal Reserve Board or any security within the meaning of the Securities Exchange Act of 1934, as amended.

(c) The Term Note. The Loan shall be evidenced by a Term Promissory Note payable to Bank's order in the face amount of $33,000,000 (the "Term Note" or "Note"), which is executed and delivered contemporaneously herewith, and is made a part hereof by this reference. The Term Note provides for accrual and monthly payment of interest on the amounts of principal from time to time outstanding under the Note at the rate or rates provided therein, and provides for principal to be paid in thirty-six (36) equal consecutive monthly installments, each in the amount of $916,666.67, and further provides that the entire unpaid principal balance shall be due and payable on February 20, 2010, the Maturity Date, along with all accrued and unpaid interest thereon.

(d) Disbursement of the Loan. The entire proceeds of the Loan shall be disbursed contemporaneously herewith in accordance with the Closing Statement pertaining thereto executed on behalf of Bank and each Borrower.

(e) Security. The Term Note is and shall be secured by the Collateral described in paragraph 2 of this Agreement and the proceeds thereof.

(f) Arrangement Fee. For establishing the Credit Line, Bank shall be entitled to an arrangement fee in the amount of $412,500.00, which represents one and one quarter percent of the face amount of the Loan, payable by Borrower contemporaneously herewith. Said arrangement fee shall be conclusively deemed to be fully earned when paid.

2. **SECURITY FOR THE TERM NOTE.**

(a) To secure the payment of the Note, all obligations of either Borrower or both Borrowers to Bank herein contemplated and all other present and future obligations of Borrower to Bank of every nature, whether direct or indirect, absolute or contingent (hereinafter collectively called the "Liabilities"), Bank shall have and is hereby granted security title to and a continuing security interest in the following property of Borrower and the proceeds thereof, to-wit:

(1) Holdings' Membership Interest in Management and any other property of Holdings described in or referred to in the Pledge and Security Agreement from Holdings to Bank executed and delivered contemporaneously herewith (the "Management Pledge Agreement" or "Pledge Agreement"), which is made a part hereof by this reference; and

(2) First priority lien on all assets of Holdings and Management, to include all tangible and intangible assets, accounts, accounts receivable, furniture, furnishings and equipment, all as more fully described in the separate Security Agreements of even date herewith from Holdings and Management to Bank (hereinafter individually "Security Agreement" and collectively "Security Agreements"); and

(3) All deposits, whether general or special, time or demand, provisional or final, held by Bank to or for the credit or the account of either Borrower as permitted by applicable law, including that certain Investment Account at Bank into which Borrowers have committed to deposit all "Excess Cash Flow" as defined hereinbelow.

(b) For the purposes of this Agreement, the term "Collateral" shall mean and include the property of either or both Borrowers described in the Management Pledge Agreement, and the Security Agreements, and any and all other property of any nature whatsoever of either Borrower which hereafter may be assigned, transferred or pledged to Bank as security for the Liabilities.

3. <u>LOAN DOCUMENTS</u>.

For the purposes of this Agreement, the term "Loan Documents" shall mean, collectively, this Agreement, the Note, the Management Pledge Agreement, the Security Agreements and all other instruments and documents herein contemplated, properly prepared in full compliance with all of Bank's requirements relative thereto, as the same may be amended hereafter.

4. <u>REPRESENTATIONS, WARRANTIES AND COVENANTS OF SECOND PARTIES</u>.

To induce Bank to extend credit under this Agreement, the respective Second Parties hereby covenant and agree with Bank as follows and represent and warrant to Bank as follows:

(a) Binding Obligation. This Agreement, the Note and other Loan Documents being executed and delivered contemporaneously herewith constitute valid and binding obligations of the Borrowers enforceable in accordance with their respective terms.

(b) Financial Condition. Financial statements of each Borrower which have been delivered to Bank present fairly in all material respects the financial condition and income of each Borrower as of the date or dates and for the period or periods stated therein. No material adverse change in either Borrower's financial condition has occurred since the date of the most recent financial statement of each of them delivered to the Bank.

(c) No Default. Neither of Second Parties is in default in any respect that would reasonably be expected to be materially adverse to the properties or business, operations, or condition, financial or otherwise, of either of Second Parties under any existing security agreement, mortgages, agreement, or other instrument to which either of Second Parties is a party by which either of Second Parties is contractually bound.

(d) Compliance with Law, etc. Neither of Second Parties, to the knowledge of Second Parties, is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which either of Second Parties or any of the property or business operations of any of Second Parties is subject, which

violation would reasonably be expected to be materially adverse to the properties, business, operations or financial condition of either of Second Parties. Neither of Second Parties has failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of any of its properties or to the conduct of its businesses, the failure to obtain which would reasonably be expected to be materially adverse to the properties, business, operations or financial condition of either of the Second Parties.

(e) No Restrictions. Neither of Second Parties is subject to any restrictions imposed by any agreement or other instrument to which either Second Parties is a party or by which either of Second Parties is bound or by any law which would adversely affect either of Second Parties' ability to enter into this Agreement and the other Loan Documents and to fulfill all obligations imposed upon Second Parties hereunder and thereunder, and the provisions of this Agreement and the other Loan Documents and the fulfillment of the obligations thereby imposed upon Second Parties will not conflict with or constitute a default under any agreement, instrument or, to the knowledge of either Second Party, law binding upon either of Second Parties.

(f) Title to Collateral. Except for liens that will be released in connection with the closing of the Loan, each Borrower has good and marketable title to the portion of the Collateral owned by such Borrower, in each case, free and clear of all liens and encumbrances of every nature whatsoever, and each Borrower has full power and authority to enter into and deliver the Security Agreements and the Management Pledge Agreement and to convey the Collateral described therein to Bank as security for the Liabilities.

(g) Litigation. There is no pending or, to the knowledge of either Second Party, threatened claim, action, suit, investigation or other proceeding at law or in equity by or before any federal, state, local or other court or governmental agency, nor is there any judgment, order, writ, injunction or decree of any such court or agency affecting either of Second Parties or any properties or assets of any of Second Parties, with the exception of monetary claims, actions, suits, or other proceedings against either of Second Parties in which the amounts claimed are less than the sum of $50,000, in the aggregate.

(h) Tax Returns. Each Borrower has filed or caused to be filed all required federal, state, local, foreign or other tax returns and reports and has paid all taxes, including penalties and interest, imposed upon each Borrower and each Borrower's property and assets as reflected thereon. No tax assessment has been proposed or made against either Borrower and neither Borrower is aware of any pending investigation of either Borrower, or any of the income or assets of either Borrower by any federal, state, local or foreign taxing authority.

(i) Status of Borrowers. Each Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and each Borrower has full power and authority to execute and deliver this Agreement and the other Loan Documents, and to incur the obligations provided for herein and therein, all of which have been duly authorized by proper action by the members and managers of each Borrower.

(j) Financial Statements. Each Borrower shall promptly furnish to Bank as soon as available, and in any event within one hundred eighty (180) days after

the close of each fiscal year of each Borrower audited financial statements prepared by certified public accountants acceptable to Bank that will fairly present in all material respects the financial condition of each Borrower at the close of such year, and income for such fiscal year, in conformity with generally accepted accounting principles. Borrowers shall furnish to Bank on a monthly basis internally prepared financial statements for each Borrower separately and for Holdings and all of its subsidiaries on a consolidated basis, such monthly financial statements to be in such form as shall be prescribed or approved by Bank and to be furnished to Bank not later than the 20th day of each month for the preceding calendar month, certified by Borrowers' Chief Executive Officer or Chief Financial Officer to be true, complete and correct. Also, each Borrower shall promptly furnish any and all other reports, audits and information from time to time reasonably requested by Bank with respect to such Borrower's financial condition and operations, including but not limited to copies of all federal and state income tax returns filed by such Borrower with the Internal Revenue Service and any state department of revenue.

(k) Right of Inspection. Second Parties shall permit any officer, employee, or agent of Bank to inspect and examine the Collateral and each Borrower's books of record and accounts, to take copies and extracts from such books of record and accounts, and to discuss the affairs, finances, and accounts of each Borrower with each Borrower's accountants and auditors, all at such reasonable times and as often as Bank may reasonably desire.

(l) Notice of Certain Events. Each Borrower shall promptly notify Bank if such Borrower learns of the occurrence of (i) any event that constitutes an Event

of Default hereunder, together with a detailed statement of the steps being taken by Second Parties to cure the effect of such Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture, or other evidence of indebtedness of either Borrower with respect to a claimed default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action such Borrower is taking or proposes to take with respect thereto; or (iii) any legal, judicial, or regulatory proceedings affecting either Borrower or the Collateral pledged by either Borrower or any Holdings Member to Bank, in which the amount involved is material and which, if adversely determined, would have a material and adverse effect on the Collateral or on the business or on the financial condition of either Borrower; or (iv) excluding income tax audits, any dispute between either Borrower and any governmental or regulatory authority or any other person, entity, or agency which, if adversely determined, might jeopardize Bank's security interest in the Collateral or interfere with the normal business operations of such Borrower; or (v) any material adverse change, either individually or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, or circumstances of either Borrower from those reflected in its financial statements or from the facts warranted or represented in any of the Loan Documents, including this Agreement.

(m) Payment of Taxes. Each Borrower shall punctually pay and discharge all taxes, assessments and governmental charges or levies imposed upon such Borrower or upon the income or upon any of the property of such Borrower excepting, however, any taxes, assessments, charges, levies or claims which are in good faith being

timely contested by either Borrower and are properly reserved against by such Borrower.

(n) Loan Documents. Second Parties will procure immediate delivery to Bank of all Loan Documents, properly prepared, in full compliance with all of Bank's requirements relative thereto, and recorded where necessary.

(o) Maintenance of Catastrophic Reinsurance. Holdings shall cause the Insurance Company to maintain catastrophic reinsurance limits with reinsurance parties which are acceptable to Bank. Such reinsurance limits must equal or exceed the maximum projected loss of Insurance Company as mandated by the Florida Office of Insurance Regulation, with maximum self-insured retention limits of no more than $15,000,000 per event.

(p) No Default. Each Borrower will at all times fully comply with all provisions of the Loan Documents, will allow no default or Event of Default to occur thereunder and will not permit any condition to exist for any period of time which would adversely affect or jeopardize the priority of Bank's security position as to any of the Collateral herein or in any of the other Loan Documents contemplated. Upon request by Bank, each Borrower shall provide to Bank on such periodic basis as may be specified by Bank and in such form as may be specified by Bank a Certificate of No Default, said certificate to be executed on behalf of such Borrower by such Borrower's chief executive officer or chief financial officer.

(q) No Sale of Collateral. None of the Collateral shall be sold or otherwise transferred without the prior written consent of Bank.

(r) Secondary Security Interests Prohibited. Each Borrower agrees that neither of them will convey any secondary security interest in any of the Collateral to any party other than Bank, without the prior written consent of Bank, which may be withheld in Bank's sole discretion.

(s) Additional Indebtedness/Capital Expenditures. Except as provided in (i) and (ii), below, neither Borrower shall incur, create, assume or permit to exist any additional indebtedness (which term includes, without limitation, operating and capitalized leases), without the prior written consent of Bank, which consent may be withheld in Bank's sole discretion.

(i) Borrowers may incur during the term of the Loan rental obligations in an aggregate amount not to exceed $1,500,000 in the aggregate in connection with the leasing of new office facilities for the conduct or the principal business operations of Borrowers.

(ii) Borrowers may incur during the term of the Loan purchase money loans in connection with the acquisition of furniture, furnishings, machinery and equipment in an aggregate amount not to exceed $100,000.

(t) Mergers. Without the prior express written consent of Bank, which consent may be withheld in Bank's sole discretion, neither Borrower shall merge with any other limited liability company or other entity.

(u) Loans to Affiliates, Members, Etc. Except for loans between Borrowers, neither Borrower shall make any loans to any affiliated entity of either Borrower (excluding loans to limited liability companies, the majority ownership interest of which is owned by either Borrower) or to any members, officers, managers,

employees or agents of either Borrower exceeding $100,000 in the aggregate, without the prior express written consent of Bank.

(v) Indemnification. Second Parties, jointly and severally, will indemnify and hold harmless Bank from any claims arising by reason of the execution hereof or the consummation of the transactions contemplated hereby.

(w) No Change in Control. Holdings shall continue to control Management and Holdings shall not cause or permit any change in control of Management to occur without the prior written consent of Bank, which may be withheld in Bank's sole discretion.

(x) No Other Guaranties. Neither Borrower shall guarantee or become responsible for the obligations of any other person or entity without the prior written consent of Bank.

(y) Accuracy of Representations and Warranties. All representations and warranties set forth in this Agreement or in any of the other Loan Documents are true, correct, complete and accurate in all material respects.

(z) Additional Financial Covenants.

(1) For the purposes of this Agreement and the financial covenants set forth herein, the following terms shall have the following meanings:

(i) "EBITDA" means, for any period, equal to the sum of (a) net income for such period (excluding any gains or loses from the sale of assets), plus (b) the sum of the following, to the extent deducted in determining net income: (i) real, personal and intangible personal property taxes, (ii) interest expense, and (iii) amortization, depreciation and other non-cash charges.

(ii) "Debt Service" means, for any period, gross interest expense plus all principal payments made in respect of all indebtedness during such period.

(iii) "Excess Cash Flow" means, for any period, the sum of (a) EBITDA minus (b) interest expense paid in cash and deducted in determining net income for such period, minus (c) all principal payments made with respect to any indebtedness during such period.

(2) Each Borrower agrees to comply with the following additional financial covenants (terms not otherwise defined herein shall be determined in accordance with generally accepted accounting principles):

(i) Holdings shall maintain at all times a minimum net worth of Twenty-Five Million Dollars ($25,000,000.00), tested quarterly.

(ii) Borrowers shall remit for deposit to the Investment Account at Bank, on a monthly basis not later than the 20th day of each month, one hundred percent (100%) of all Excess Cash Flow calculated for the preceding month, excluding exceptional or extraordinary working capital needs in amounts approved by Bank. The Investment Account must have a minimum balance therein in the amount of $10,000,000 not later than August 30, 2007, and until such time as the Loan has been paid in full, such Investment Account shall have a minimum balance of the lesser of $10,000,000 or the unpaid principal balance of the Note.

(iii) Management covenants and agrees to maintain a minimum debt service coverage ratio (EBITDA/Debt Service) of at least 2:1, to be tested quarterly.

(iv) As long as no Event of Default shall have occurred under the terms of this Agreement, Holdings may distribute to its members on an annual basis an amount equal to not more than forty percent (40%) of the net income of Management based upon fiscal year end management accounts approved by the managers of Holdings and acceptable to the Bank (the "Tax Distribution"), and fifty percent (50%) of the remaining net income of Management, after deducting the amount of the Tax Distribution (the "Excess Distribution"), subject in all events to the maintenance of the required minimum balance in the Investment Account as described hereinabove. The provisions of this subsection (iv) shall not apply to the special one-time distribution in the amount of Ten Million Dollars ($10,000,000) by Holdings to its members as described hereinabove in this Agreement. Both the Tax Distribution and the Excess Distribution, to the extent permitted to be made hereunder, shall be made during the period of January 15 to March 15 of the fiscal year immediately following the fiscal year for which the net income of Management is being calculated. Borrowers shall submit to Bank a Certificate in the form attached hereto as Exhibit "A" and made a part hereof as the basis upon which Bank may withdraw funds from the Investment Account to distribute to Holdings in an amount equal to the Tax Distribution and the Excess Distribution, such Certificate to be executed by Borrowers' Chief Executive Officer or Chief Financial Officer.

(aa) Managing General Agent Agreement. Under the terms of that certain Managing General Agent Agreement dated March 12, 1999, between Insurance Company and Management, as amended on August 1, 2002, and as further amended on September 11, 2006 (the "Agent Agreement"), Management has agreed to provide

certain services to Insurance Company as described therein, and in return therefor, Insurance Company is obligated to pay to Management certain fees ("Fees") as described therein. Borrowers acknowledge that Bank, in agreeing to make the Loan to Borrowers, is relying upon the receipt of the Fees by Management and either the distribution of the net balance thereof after Management's expenses to Holdings as a source of the repayment of the Loan or the payment of the portion of such net balance thereof to Bank as shall be necessary to make the required principal and interest payments to Bank under the terms of the Note. Consequently, and notwithstanding any terms or provisions of the Agent Agreement to the contrary, Holdings agrees, as the sole shareholder of Insurance Company and as the sole Member of Management, and Management agrees that, except as required by applicable law or insurance regulatory agencies, the Agent Agreement shall not be amended and that no action shall be taken by either Insurance Company or by Management to terminate the Agent Agreement, in each case without the prior express written consent of Bank, which consent may be withheld in the reasonable discretion of Bank. Borrower further acknowledges, on behalf of Insurance Company, as Insurance Company's sole shareholder, that the Loan is to the financial benefit of Insurance Company since a portion of the proceeds of the Loan are being utilized to refinance current indebted which in turn was utilized to infuse capital into the Insurance Company. With regard to the payment of the Fees under the Agent Agreement, except as required by applicable law or insurance regulatory agencies, Holdings shall cause Insurance Company to pay to Management the full amount of the Fees provides for under the Agent Agreement and Management shall enforce its rights to payment of the full amount of such Fees in accordance with the Agent Agreement.

(bb) Other Matters. To Borrowers' knowledge, no information, exhibit, schedule or report furnished or to be furnished by either Borrower to Bank in connection with this Agreement contains or will contain any material misstatement of fact, or fails or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

5. **EVENTS OF DEFAULT.**

The occurrence of any of the following events or conditions shall constitute an Event of Default for the purposes of this Agreement:

(a) Nonpayment when due or within such, if any, applicable grace period of any sum herein or in the Note or other Loan Documents required to be paid by Borrowers or either Borrower;

(b) Failure of either Borrower to comply with any covenant or agreement contained herein or the occurrence of any other breach or default hereunder or under the Note, the Pledge Agreement, the Security Agreements or any of the other Loan Documents on the part of either Borrower, not cured or remedied to Bank's satisfaction within thirty (30) days after written notice thereof shall have been given by Bank to either Borrower;

(c) Any representation, warranty or statement made by or on behalf of either Borrower herein or in any certificate, report, schedule, representation, statement or other writing at any time delivered pursuant hereto or in connection herewith is untrue in any material respect as of the date made;

(d) Either of Second Parties makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for the

appointment of a custodian, receiver or trustee for any of Second Parties or any substantial part of the assets of either of Second Parties, or commences any proceeding under any bankruptcy, reorganization, rearrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is filed any such petition or application, or any such proceeding is commenced against either of Second Parties, in which an order for relief is entered or which remains undismissed for a period of 30 days or more; or if either of Second Parties by any act or omission indicates any of Second Parties' consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or in the appointment of a custodian, receiver or any trustee for either of Second Parties or any substantial part of the properties of either of Second Parties and suffers any such custodianship, receivership or trusteeship to continue undismissed for a period of 30 days or more;

(e) Either of Second Parties conceals, removes, or permits to be concealed or removed, any part of the property of either of Second Parties, with intent to hinder, delay or defraud creditors or any of them, or makes or suffers a transfer of any property of either of Second Parties to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or suffers or permits, while insolvent, any creditor to obtain a lien upon any of any of Second Parties' property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

(f) Should either Borrower sell, encumber, convey or otherwise transfer any interest in the Collateral contemplated in this Agreement or any of the Loan Documents or any portion thereof without the prior written consent of Bank;

(g) Either Borrower is dissolved or liquidated or loses its separate identity through any merger, consolidation or reorganization, except as may be permitted by the terms of this Agreement, without Bank's prior written approval;

(h) The occurrence or continuation of any default or Event of Default by or attributable to either Borrower under or in connection with any security deed, mortgage, deed of trust, lease, security agreement, note, bond indenture, loan agreement or similar instrument or agreement to which either Borrower is now or may hereafter be a party or by which either Borrower or any of its property is now or may hereafter be bound or affected; or

(i) Should any judgment or judgments in excess of $50,000, in the aggregate, be entered against either Borrower and remain unpaid, unstayed or undismissed for a period of more than five (5) business days thereafter, excluding judgments during such time as such are under appeal by such Borrower and further excluding judgments fully covered by either Borrower's insurance.

6. REMEDIES.

(a) General. Upon the occurrence and during the continuance of an Event of Default, Bank shall have and at its option may exercise, at any time and from time to time and without notice to either of Second Parties, each, any and all of its rights and remedies herein and in the Note, the Pledge Agreement, the Security Agreements and other Loan Documents provided or which are otherwise available to Bank under applicable law, including but not limited to its right to declare accelerated and thereby render immediately due and payable all indebtedness herein contemplated, to enforce collection of said indebtedness from either or both of Second Parties by suit or other

lawful means, and to exercise any and all rights of foreclosure provided in the Pledge Agreements and in the Security Agreements and the other Loan Documents or which are otherwise available to Bank with respect to the Collateral. All such rights and remedies are and shall be cumulative and may be exercised singly, concurrently or in such combinations as Bank from time to time may elect. The failure to exercise any such remedy shall not constitute a waiver thereof, nor shall any partial or ineffectual use of any such remedy prevent the subsequent or concurrent resort to the same or any other remedy or remedies. It is intended that this clause shall be broadly construed so that all remedies herein provided for or otherwise available to Bank shall continue and be each and all available to Bank until all sums due it by reason of the transactions and obligations contemplated by this Agreement have been fully paid and fully discharged without loss or damage to Bank.

(b) Set-off. Upon the occurrence and during the continuance of any Event of Default, as long as permitted by applicable law, Bank is authorized at any time and from time to time, without notice to either of Second Parties (any such notice being expressly waived by each of Second Parties), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Bank to or for the credit or the account of either Borrower to the payment of the Liabilities in such order of application as Bank shall deed appropriate, in its sole discretion. Bank agrees promptly to notify Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this subsection (b) are in addition to other rights and remedies (including but not limited to other rights of set-off) that Bank may have.

And in the event of Bank's sale of any participation in any loan or loans herein contemplated, each participating lender shall have and may exercise, to the extent of its participation, the same rights of set-off and related rights as those provided for Bank in this subsection (b).

7. **MISCELLANEOUS.**

(a) Incorporation by Reference; Conflicts. Each of the Loan Documents, whether delivered to and accepted by Bank contemporaneously herewith or from time to time hereafter, shall be and hereby are incorporated herein and made a part hereof by this reference.

(b) Notices. Any demand, notice or other communication herein or in any of the Loan Documents required or permitted to be given in writing shall be deemed sufficiently given when personally delivered, or when mailed by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Holdings:
United Insurance Holdings, L.C.
700 Central Avenue - Suite 302
St. Petersburg, Florida 33701
Attn: Nick Griffin
Chief Financial Officer

If to Management:

United Insurance Management, L.C.
700 Central Avenue - Suite 302
St. Petersburg, Florida 33701
Attn: Nick Griffin
Chief Financial Officer

If to Bank:

Columbus Bank and Trust Company
Attn: Eric Tikkanen, Corporate Banking
1137 First Avenue, Uptown Center
(Post Office Box 120)
1148 Broadway
Columbus, Georgia 31901 (31902)

The address of any such party may be changed by written notice given as hereinabove provided.

(c) Invalidity. In the event that any one or more of the provisions contained in the Note, this Agreement or any of the other Loan Documents for any reason shall be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Note, this Agreement or any of the other Loan Documents.

(d) Survival. This Agreement and the rights and obligations of the parties hereunder shall survive until the indebtedness represented by the Note and all other monetary obligations of Second Parties to Bank contemplated herein or in any of the other Loan Documents have been paid in full.

(e) Successors and Assigns. All covenants and agreements made by or on behalf of either Borrower or both Borrowers in this Agreement and in the other Loan Documents shall be fully binding upon such Borrower or Borrowers and their respective successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.

(f) Renewal Notes. All provisions of this Agreement relating to the Note or the indebtedness represented thereby shall apply with equal force and effect to

each and all (if any) promissory notes henceforth executed which in whole or in part represent a renewal, extension (for any period), increase, or rearrangement of any part of the indebtedness originally represented by the Note or of any part of such indebtedness, except as otherwise specifically agreed to in writing between Bank and Second Parties at that time. Nothing contained herein shall obligate in any way Bank to extend or renew the Note, any such extension or renewal to be in the sole and unlimited discretion of Bank.

(g) Non-Waiver. No action or course of dealing on the part of Bank, its officers, employees, consultants, or agents, nor any failure or delay by Bank with respect to its exercise of any right, power, or privilege of Bank under this Agreement or other Loan Documents shall operate as a waiver thereof. No waiver by Bank of any default on the part of either Borrower hereunder or under any of the other Loan Documents shall be considered a waiver of any other or subsequent default, and no exercise or enforcement of any rights or powers hereunder or under any of the other Loan Documents by Bank shall be held to exhaust such rights or powers and every such right and power may be exercised from time to time by Bank.

(h) Rights Cumulative. All rights and remedies of Bank under this Agreement and other Loan Documents shall be cumulative and not exclusive of any and all other rights and remedies available to Bank at law, in equity or otherwise. The exercise or partial exercise of any such right or remedy shall not preclude other or further exercise of the same or any other right or remedy.

(i) Governing Law. This Agreement constitutes a contract made by the parties in the State of Georgia, and shall be construed in accordance with and governed by the laws of that State.

(j) Titles of Sections, etc. All titles or headings to sections, subsections, or other divisions of this Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections or other divisions.

(k) Time of Essence. Time is of the essence with regard to each and every provision of this Agreement and the other Loan Documents.

(l) Counterparts. This Agreement may be executed in multiple counterparts, and it shall not be necessary that the signatures of all parties be contained on any one counterpart. Each counterpart shall be deemed an original, and all such counterparts collectively shall constitute one and the same instrument.

(m) Amendment. No amendment or modification of this Agreement shall be effective unless in writing and signed by the parties hereto.

(n) Third Party Reliance. Bank has not entered into this Agreement for the purpose of giving any assurance to any party other than Borrowers that Bank will make the Loan herein contemplated, and no other person, firm, or corporation shall be authorized to rely on this Agreement in dealing with either Borrower in any matter concerning the subject matter hereof.

(o) Costs, Expenses and Taxes. Borrowers shall pay on demand all reasonable out-of-pocket costs and expenses of Bank (including reasonable fees and out-of-pocket expenses of Bank's counsel) in connection with the preparation,

execution, delivery, and administration of this Agreement and other Loan Documents delivered or to be delivered pursuant to or in connection with this Agreement, and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by Bank in connection with any enforcement of this Agreement or any other Loan Documents, or to enforce, protect, defend, liquidate, and/or administer any Collateral herein contemplated. In addition, Borrowers agree to pay and to hold Bank harmless from any liability for any intangibles taxes, stamp or other taxes or fees which may be required for the filing and recording of any necessary UCC financing statements or which may be imposed by the State of Florida or any agency or instrumentality thereof in conjunction with the Note or the Loan. Borrowers shall promptly reimburse Bank on demand for all amounts expended, advanced, or incurred by Bank to satisfy any obligation of either Borrower under this Agreement or any other Loan Documents, or to perfect the liens in favor of Bank, or to protect the properties or business of either Borrower, or to collect the indebtedness of either Borrower to Bank, or to enforce any rights of Bank under this Agreement or any other Loan Documents, which amounts will include all court costs, reasonable attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Bank in connection with any such matters, together with interest thereon at the Default Rate of interest as set forth in the Note, but in no event in excess of the maximum lawful rate of interest permitted by applicable law on each such amount. All obligations for which this subsection (o) provides shall survive any termination of this Agreement.

(p) Nature of Obligations of Borrowers. The obligations and liabilities of Borrowers hereunder shall be joint and several.

(q) Entire Agreement. This Agreement, together with the other Loan Documents and the documents and instruments contemplated by this Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with regard to the subject matter hereof. No promises, covenants, representations or agreements other than as expressly set forth in the Loan Documents have been made to or with either Borrower, and Borrowers expressly represent and warrant that neither Borrower is relying on any promises, covenants, representations or agreements other than as expressly set forth in the Loan Documents in entering into the transactions contemplated by the Loan Documents. Without in any way limiting the generality of the foregoing, the parties hereto hereby agree that such, if any, commitment letter previously executed among the parties hereto with regard to the loan transaction contemplated by this Agreement shall be merged with this Agreement and shall not survive the execution hereof.

(r) Participation. It is understood that Bank from time to time may sell participations in the Loan contemplated by this Agreement and enter into participation agreements with one or more participating lenders selected by Bank, upon terms and conditions satisfactory to Bank. No notice to either of Second Parties and no consent by either of Second Parties shall be required with regard to any such participation. Bank shall have the right, without prior consent of either of Second Parties, to provide to each participating lender, if any, a copy of each report, certificate, communication and document required of either Borrower hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrowers and Bank have each executed and delivered these presents, each Borrower acting by and through its respective Chief Executive Officer/President, and Bank acting by and through its duly authorized corporate officer, under their respective seals, the day and year first above written.

BORROWERS:

UNITED INSURANCE HOLDINGS, L.C.

By:__________________________
Don Cronin, Secretary and Treasurer

UNITED INSURANCE MANAGEMENT, L.C.

By:__________________________
Don Cronin, Chief Executive Officer/
President

BANK:

COLUMBUS BANK AND TRUST COMPANY

By:__________________________
Eric Tikkanen, Vice President

EXHIBIT "A"
CERTIFICATE

To: Columbus Bank and Trust Company ("Lender")
P. O. Box 120
Columbus, Georgia 31902
Attn: Corporate Lending

A. This certifies that the information submitted herein is true, complete and correct. Each of United Insurance Holdings, L.C. ("Holdings") and United Insurance Management, L.C. ("Management") (Holdings and Management, collectively, being hereinafter referred to as the "Borrowers") hereby reaffirm all of the representations, warranties and covenants of Borrowers set forth in the Loan Agreement ("Loan Agreement") dated February 8, 2007, between the Borrowers and the Lender.

B. Pursuant to the provisions of Section 4(z)(2)(iv) of the Loan Agreement, Borrowers hereby certify to Lender that the calculations attached hereto are true and correct, and that such calculations reflect (1) the net income of Management for its fiscal year ending December 31, 20____, (2) the Tax Distribution and (3) the Excess Distribution (as defined in said subsection of the Loan Agreement), and Borrowers hereby request Lender to distribute to Holdings from the Investment Account of Borrowers with Lender an amount equal to the Tax Distribution and an amount equal to the Excess Distribution. In connection therewith, Borrowers further certify that such distributions will not reduce the balance of funds in said Investment Account to an amount less than the required minimum balance thereof as set forth in the Loan Agreement.

C. Borrowers further certify that no Event of Default (as defined in the Loan Agreement) has occurred and is continuing.

Executed this __________ day of ___________________, 20______.

UNITED INSURANCE HOLDINGS, L.C.

By: ________________________________
Title: ___________________________

UNITED INSURANCE MANAGEMENT, L.C.

By: ________________________________
Title: ___________________________